Astoria Financial Corporation Announces the Passing of Former Chairman, President and Chief Executive Officer, George L. Engelke Jr.

LAKE SUCCESS, N.Y., Dec. 16, 2014 /PRNewswire/ -- It is with great sadness that Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Bank ("the Bank") announces that George L. Engelke Jr., former Chairman, President and Chief Executive Officer has passed away on December 13, 2014 at the age of 76.

For 40 years, George was an extraordinary business leader and beloved member of the Astoria family. His vision made it possible to grow from a mutually owned thrift into a premier community bank on Long Island, with a reputation for extensive community involvement. George's vision for building a better bank was evident as he converted the bank to public ownership in 1993, and then acquired Fidelity New York Savings Bank, Greater New York Savings Bank and Long Island Savings Bank, building a retail banking franchise which would serve the banking needs of a region with a population greater than that of 38 states. George's business acumen was invaluable to the bank's growth and expansion, and his kindness toward all those he met was inspirational. A hard-working executive and Certified Public Accountant by trade, he believed in the value of education. His professional skills were matched only by his larger than life personality, and genuine interest in the welfare of the bank's customers and staff.

An advocate for affordable housing, homeownership and community revitalization, George was a former Chairman of The Federal Home Loan Bank of New York and a member of the Board of Directors of the Community Preservation Corporation, as well as Chairman of the Savings Bank Association of New York State. He was also a former member of the Board of Directors of the New York Bankers Association and served as a member of the Financial Accounting Standards Advisory Council. He was an active member of the Board of Trustees of Long Island University and the Advisory Board of Directors of Neighborhood Housing Services of New York City, Inc. In addition, George was an active supporter of Lehigh University where he graduated with a Bachelor of Science Degree in Business Administration.

About Astoria Financial Corporation
Astoria Financial Corporation, with assets of $15.5 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.6 billion, is the second largest thrift depository in New York and provides the customers and local communities it serves with quality financial products and services through 87 convenient banking branch locations, one business banking office, and multiple delivery channels, including its enhanced website, www.astoriabank.com. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia and originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriabank.com